FIRST AMENDMENT TO MERGER AGREEMENT
This FIRST AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is made and entered into as of December 30, 2023, by and among XTI Aircraft Company, a Delaware corporation (the “Company”), Superfly Merger Sub Inc., a Delaware corporation (“Merger Sub”), and Inpixon, a Nevada corporation (“Parent”). Parent, Merger Sub and the Company are sometimes referred to individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of July 24, 2023 (the “Merger Agreement”);
WHEREAS, Section 9.3 of the Merger Agreement provides that the Merger Agreement may be amended by an instrument signed by each of the Parties thereto; and
WHEREAS, the Parties desire to amend the Merger Agreement as set forth below.
AGREEMENT
NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:
Section 1.01Definitions. Except as otherwise indicated, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.
Section 1.02Amendment to Section 9.1(b)(i). Section 9.1(b)(i) of the Merger Agreement is hereby amended and replaced in its entirety to read as follows:
(i)    if the Effective Time shall not have occurred on or before December 31, 2023 (the “Outside Date”); provided, however, that if by the Outside Date, any of the conditions set forth in Section 8.1(b) (Parent Required Vote), Section 8.1(c) (Government Consents), Section 8.1(f) (Nasdaq Listing Approval) or Section 8.1(g) (Nasdaq Change of Control Approval) shall not have been satisfied, but the other conditions set forth in Sections 8.1 through 8.3 shall have been satisfied, the Outside Date may be extended for one or more periods of up to thirty days per extension by Parent or the Company, each in its sole discretion, up to an aggregate extension so that the Outside Date, as so extended, shall not be later than April 1, 2024 (in which case any references to the Outside Date herein shall mean the Outside Date as extended); and provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

Section 1.03Extension of Outside Date by Parent. The Parties agree and acknowledge that Parent is hereby exercising its right to extend the Outside Date for a thirty-day period in accordance with Section 9.1(b)(i) of the Merger Agreement, as amended hereby, and the Outside Date as extended is January 30, 2024.
Section 1.04No Other Amendments. The Parties agree that all other provisions of the Merger Agreement shall, subject to the amendments expressly set forth herein, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein. This Amendment forms an integral and inseparable part of the Merger Agreement.
Section 1.05References. Each reference to “this Agreement,” “hereof,” “herein,” “hereunder,” “hereby” and each other similar reference contained in the Merger Agreement shall, effective from the date of this Amendment, refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement and references in the Merger Agreement, as amended hereby, to “the date hereof,” “the date of this Agreement” and other similar references shall in all instances continue to refer to July 24, 2023, and references to the date of this Amendment and “as of the date of this Amendment” shall refer to December 30, 2023.
Section 1.06Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party thereto and hereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties.
Section 1.07Incorporation by Reference. Each of the provisions under Section 10.7 (Governing Law; Venue), Section 10.11 (Waiver of Jury Trial) and Section 10.12 (Counterparts; Delivery) of the Merger Agreement shall be incorporated into this Amendment by reference as if set out in full herein, mutatis mutandis.
Section 1.08Further Assurances. Each Party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such Party’s obligations hereunder, necessary to effectuate the transactions and matters contemplated by this Amendment. The Parties further agree that each Party shall cooperate in good faith in advancing the Transactions.
[Remainder of Page Left Intentionally Blank; Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed by their respective officers hereunto duly authorized.

INPIXON By: /s/ Nadir Ali Name: Nadir Ali Title: Chief Executive Officer
SUPERFLY MERGER SUB INC. By: /s/ Nadir Ali Name: Nadir Ali Title: President
XTI AIRCRAFT COMPANY By: /s/ Scott Pomeroy Name: Scott Pomeroy Title: Chief Financial Officer

[Signature Page to First Amendment to Merger Agreement]